Exhibit 4.9

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of February 8, 2019, among RediClinic Associates, Inc., a Delaware corporation, and EnvisionRx Puerto Rico, Inc., a Delaware corporation (collectively, the  “New Subsidiary Guarantors” and each a “New Subsidiary Guarantor”), each a subsidiary of Rite Aid Corporation (or its successor), a Delaware corporation (the “Company”), the Company on behalf of itself and the Subsidiary Guarantors (the “Existing Subsidiary Guarantors”) under the indenture referred to below, and The Bank of New York Mellon Trust Company, N. A., a banking association organized under the laws of the United States of America, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company and the Existing Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of April 2, 2015, as amended as of the date hereof, providing for the issuance of an unlimited aggregate principal amount of 6.125% Senior Notes due 2023 (the “Securities”);

WHEREAS Section 4.09 of the Indenture provides that under certain circumstances the Company is required to cause the New Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall unconditionally guarantee all the Company’s obligations under the Securities pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein;

WHEREAS subject to the conditions contained herein, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of each New Subsidiary Guarantor, the Company and the Existing Subsidiary Guarantors have been done; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Existing Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each New Subsidiary Guarantor, the Company, the Existing Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.              Agreement to Guarantee. Each New Subsidiary Guarantor hereby agrees, jointly and severally with all other Subsidiary Guarantors, to unconditionally guarantee the Company’s obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture.

2.              Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

3.              Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT REFERENCE TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

4.              Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture and shall not be responsible for the recitals contained herein, all which recitals are made solely by the other parties hereto.

5.              Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.              Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

REDICLINIC ASSOCIATES, INC.

By:	/s/ Jocelyn Konrad
Name:	Jocelyn Konrad
Title:	Executive Vice President

ENVISIONRX PUERTO RICO, INC.

By:	/s/ William C. Epling
Name:	William C. Epling
Title:	President & Chief Operating Officer

RITE AID CORPORATION, on behalf of itself and the existing subsidiary guarantors

By:	/s/ James J. Comitale
Name:	James J. Comitale
Title:	Senior Vice President, General Counsel and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee

By:	/s/ R. Tarnas
Name:	R. Tarnas
Title:	Vice President

[Signature Page to Supplemental Indenture for the 2023 Notes]